UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2012

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 15, 2012, Mark Murphy, Senior Vice President and Chief Financial Officer of MEMC Electronic Materials, Inc. ("MEMC" or the "Company"), resigned from the Company effective May 16, 2012. The Company intends to enter into a customary Consulting, Separation and Release Agreement with Mr. Murphy in connection with his resignation.
Effective May 16, 2012, Brian Wuebbels became Executive Vice President and Chief Financial Officer of the Company. Mr. Wuebbels also assumed the role of principal financial officer and principal accounting officer of the Company. Mr. Wuebbels, age 40, has been with MEMC since 2007, most recently as Vice President and General Manager – Balance of System Products. Mr. Wuebbels has also served as Vice President, Solar Wafer Manufacturing, Vice President of Financial Planning and Analysis, and Vice President Operations Finance. Before joining MEMC, Mr. Wuebbels was Vice President and CFO of Honeywell International Inc.'s Sensing and Controls Business. Prior to Honeywell, Mr. Wuebbels spent 10 years at the General Electric Company in various senior finance and operations roles in multiple businesses around the world.
The Company will pay Mr. Wuebbels an annual base salary of $400,000, which may be adjusted from time to time in the discretion of the Company’s Board of Directors or Compensation Committee of the Board. Mr. Wuebbels will also be eligible to participate in the Company’s cash incentive program, which provides an incentive opportunity for cash bonus of up to 150% of base salary, with a target of 75% of base salary, based on achievement of certain Company financial and personal performance objectives set by the Board. Effective on his appointment to this position on May 16, 2012, the Company granted Mr. Wuebbels options to purchase 300,000 shares of common stock under the Company’s 2010 Equity Incentive Plan. The options were priced at the fair market value of the Company’s common stock on the date of grant and will vest 25% per year over four years. In addition, Mr. Wuebbels was granted 50,000 restricted stock units under the 2010 Equity Incentive Plan, which will vest 25% per year over four years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.
Date:	May 21, 2012	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn Title: Senior Vice President, General Counsel and Corporate Secretary